Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

September 27, 2010

iPath®

iPATH® EXCHANGE TRADED NOTES (ETNs)

Product List as of September 2010

	TICKER	YEARLY FEE[1]	MATURITY DATE
iPATH ALTERNATIVE ETNs			
iPath® Global Carbon ETN	GRN	0.75%	6/24/38
iPath® S&P 500 VIX Short-Term Futures™ ETN	VXX	0.89%	1/30/19
iPath® S&P 500 VIX Mid-Term Futures™ ETN	VXZ	0.89%	1/30/19
iPath® Inverse S&P 500® VIX Short-Term Futures™ ETN	XXV	0.89%	7/17/20
iPATH EMERGING MARKET ETN			
iPath® MSCI India Index℠ ETN[2]	INP	0.89%	12/18/36
iPATH EXCHANGE RATE ETNs			
iPath® EUR/USD Exchange Rate ETN	ERO	0.40%	5/14/37
iPath® GBP/USD Exchange Rate ETN	GBB	0.40%	5/14/37
iPath® JPY/USD Exchange Rate ETN	JYN	0.40%	5/14/37
iPATH FIXED INCOME ETNs			
iPath® US Treasury Steepener ETN	STPP	0.75%	8/13/20
iPath® US Treasury Flattener ETN	FLAT	0.75%	8/13/20
iPath® US Treasury 2-year Bull ETN	DTUL	0.75%	8/13/20
iPath® US Treasury 2-year Bear ETN	DTUS	0.75%	8/13/20
iPath® US Treasury 10-year Bull ETN	DTYL	0.75%	8/13/20
iPath® US Treasury 10-year Bear ETN	DTYS	0.75%	8/13/20
iPath® US Treasury Long Bond Bull ETN	DLBL	0.75%	8/13/20
iPath® US Treasury Long Bond Bear ETN	DLBS	0.75%	8/13/20
iPATH STRATEGY ETNs			
iPath® CBOE S&P 500 BuyWrite Index℠ ETN	BWV	0.75%	5/28/37
iPath® Optimized Currency Carry ETN	ICI	0.65%	1/28/38
iPATH COMMODITY ETNs			
BROAD			
iPath® Dow Jones–UBS Commodity Index Total Return℠ ETN	DJP	0.75%	6/12/36
iPath® S&P GSCI® Total Return Index ETN	GSP	0.75%	6/12/36
SECTOR			
iPath® Dow Jones–UBS Agriculture Subindex Total Return℠ ETN	JJA	0.75%	10/22/37
iPath® Dow Jones–UBS Energy Subindex Total Return℠ ETN	JJE	0.75%	10/22/37
iPath® Dow Jones–UBS Grains Subindex Total Return℠ ETN	JJG	0.75%	10/22/37
iPath® Dow Jones–UBS Industrial Metals Subindex Total Return℠ ETN	JJM	0.75%	10/22/37
iPath® Dow Jones–UBS Livestock Subindex Total Return℠ ETN	COW	0.75%	10/22/37
iPath® Dow Jones–UBS Precious Metals Subindex Total Return℠ ETN	JJP	0.75%	6/24/38
iPath® Dow Jones–UBS Softs Subindex Total Return℠ ETN	JJS	0.75%	6/24/38

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

2. Closed to further issuances.

iPATH COMMODITY ETNs (Continued)

SINGLE COMMODITIES	TICKER	YEARLY FEE[1]	MATURITY DATE
iPath® Dow Jones–UBS Aluminum Subindex Total Return℠ ETN	JJU	0.75%	6/24/38
iPath® Dow Jones–UBS Cocoa Subindex Total Return℠ ETN	NIB	0.75%	6/24/38
iPath® Dow Jones–UBS Coffee Subindex Total Return℠ ETN	JO	0.75%	6/24/38
iPath® Dow Jones–UBS Copper Subindex Total Return℠ ETN	JJC	0.75%	10/22/37
iPath® Dow Jones–UBS Cotton Subindex Total Return℠ ETN	BAL	0.75%	6/24/38
iPath® Dow Jones–UBS Lead Subindex Total Return℠ ETN	LD	0.75%	6/24/38
iPath® Dow Jones–UBS Natural Gas Subindex Total Return℠ ETN[2]	GAZ	0.75%	10/22/37
iPath® Dow Jones–UBS Nickel Subindex Total Return℠ ETN	JJN	0.75%	10/22/37
iPath® Dow Jones–UBS Platinum Subindex Total Return℠ ETN[2]	PGM	0.75%	6/24/38
iPath® Dow Jones–UBS Sugar Subindex Total Return℠ ETN	SGG	0.75%	6/24/38
iPath® Dow Jones–UBS Tin Subindex Total Return℠ ETN	JJT	0.75%	6/24/38
iPath® Dow Jones–GSCI® Crude Oil Total Return Index ETN	OIL	0.75%	8/14/36

All iPath ETNs trade on NYSE Arca℠ and are eligible for short sales.

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

2. Closed to further issuances.

With short sales, you risk paying more for a security than you received from its sale. an investment in iPath etns involves risks, including possible loss of principal. For a description of the main risks see “risk Factors” in the applicable prospectus.

Barclays Bank Plc has filed a registration statement (including a prospectus) with the Sec for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank Plc has filed with the Sec for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathetn.com or edGar on the Sec website at www.sec.gov. alternatively, Barclays Bank Plc will arrange for Barclays capital inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the Securities. iPath etns (the “Securities”) are unsecured obligations of Barclays Bank Plc and are not secured debt. the Securities are riskier than ordinary unsecured debt securities and have no principal protection.

Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment and illiquidity. Investing in the Securities is not equivalent to investing directly in an index or in any particular index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the level of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities.

Sales in the secondary market may result in significant losses.

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®,” “DJ,” “Dow Jones Indexes,” “UBS,” “Dow Jones-UBS Commodity IndexSM,” “DJ-UBSCISM,” “Dow Jones-UBS Commodity Index Total ReturnSM,” “Dow Jones-UBS Agriculture Subindex Total ReturnSM,” “Dow Jones-UBS Aluminum Subindex Total ReturnSM,” “Dow Jones-UBS Cocoa Subindex Total ReturnSM,” “Dow Jones-UBS Coffee Subindex Total ReturnSM,” “Dow Jones-UBS Copper Subindex Total ReturnSM,” “Dow Jones-UBS Cotton Subindex Total ReturnSM,” “Dow Jones-UBS Energy Subindex Total ReturnSM,” “Dow Jones-UBS Grains Subindex Total ReturnSM,” “Dow Jones-UBS Industrial Metals Subindex Total ReturnSM,” “Dow Jones-UBS Lead Subindex Total ReturnSM,” “Dow Jones-UBS Livestock Subindex Total ReturnSM,” “Dow Jones-UBS Natural Gas Subindex Total ReturnSM,” “Dow Jones-UBS Nickel Subindex Total ReturnSM,” “Dow Jones-UBS Platinum Subindex Total ReturnSM,” “Dow Jones-UBS Precious Metals Subindex Total ReturnSM,” “Dow Jones-UBS Softs Subindex Total ReturnSM,” “Dow Jones-UBS Sugar Subindex Total ReturnSM” and “Dow Jones-UBS Tin Subindex Total ReturnSM” are servicemarks of Dow Jones Trademark Holdings, LLC (“Dow Jones”), and UBS AG (“UBS AG”), as the case may be, have been licensed to CME Indexes and have been sub-licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the indexes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes, or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities based on the indexes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities based on any of the indexes particularly.

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI index names are servicemark(s) of MSCI or its affiliates, and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or servicemark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

“S&P GSCI®,” “S&P GSCI® Index,” “S&P GSCI® Total Return Index,” “S&P GSCI® Commodity Index” and “S&P GSCI® Crude Oil Total Return Index” are trademarks of The McGraw-Hill Companies, Inc., and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”). Standard & Poor’s does not make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCI® to track general stock market performance.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500™” and “500” are trademarks of S&P, and “BuyWrite” and “CBOE” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”). These marks have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P or the Index Sponsor and neither S&P nor the Index Sponsor make any representation regarding the advisability of investing in the Securities.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500™,” “S&P 500 VIX Short-Term Futures™” and “S&P 500 VIX Mid-Term Futures™” are trademarks of S&P and have been licensed for use by Barclays. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”), and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of either index to track market performance. “Barclays Capital Intelligent Carry Index™” and the “USD Intelligent Carry Index™” are trademarks of Barclays Bank PLC.

“Barclays Capital Global Carbon Index™” and “Barclays Capital Global Carbon Index Total Return™” are trademarks of Barclays Bank PLC. “Barclays Capital US Treasury 2Y/10Y Yield Curve Index™,” “Barclays Capital 2Y US Treasury Futures Targeted Exposure Index™,” “Barclays Capital 10Y US Treasury Futures Targeted Exposure Index™” and “Barclays Capital Long Bond US Treasury Futures Targeted Exposure Index™” are trademarks of Barclays Bank PLC.

©2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 2216-34SY-9/10

Not FDIC Insured No Bank

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